UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

NEW YORK MORTGAGE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

52 Vanderbilt Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on May 11, 2010 at 9:00 a.m., local time, at 600 Montgomery Street, Suite 1100, San Francisco, California 94111 to consider and take action on the following:

1.           To elect five members to the Board of Directors for a term of one year each;

2.           To consider and act upon a proposal to ratify and approve, the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.           To approve the Company’s 2010 Stock Incentive Plan; and

4.           To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on March 16, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Pursuant to new Securities and Exchange Commission rules, we are now furnishing proxy materials to our stockholders over the Internet.  Accordingly, we mailed, through intermediaries, on or about March 29, 2010, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to beneficial owners of our common stock as of the close of business on March 16, 2010.  As a result, beginning on the date of the mailing of the Notice, all stockholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail.  These proxy materials are available free of charge.  The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy.  Please see the attached proxy statement or Notice for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented.  Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail.  If you attend the Annual Meeting, you may revoke your proxy and vote in person.  Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chief Executive Officer

New York, New York
March 29, 2010

TABLE OF CONTENTS

GENERAL INFORMATION	1
VOTING	2
PROPOSAL ONE: ELECTION OF DIRECTORS	5
PROPOSAL TWO: RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
PROPOSAL THREE: APPROVAL OF 2010 STOCK INCENTIVE PLAN	10
INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
COMPENSATION OF DIRECTORS	20
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
EXECUTIVE OFFICERS	22
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	22
SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS	23
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Executive Compensation Information	30
Additional Compensation Arrangements	32
Limitation on Liability and Indemnification	34
COMPENSATION COMMITTEE REPORT	36
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	36
AUDIT COMMITTEE REPORT	37
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
Principal Accountant Fees and Services	38
OTHER MATTERS	38
ANNUAL REPORT	39
“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS	39

i

52 Vanderbilt Avenue
New York, New York 10017

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2010 Stockholder Meeting to Be Held on May 11, 2010.

This proxy statement, our 2009 Annual Report on Form 10-K and our other proxy materials are available at: http://www.proxyvote.com .

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 600 Montgomery Street, Suite 1100, San Francisco, California 94111 on May 11, 2010 at 9:00 a.m., local time, and at any adjournment and postponement thereof.  We mailed, through intermediaries, on or about March 29, 2010, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 16, 2010.  As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and as set forth above.  The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy.

The mailing address of our principal executive offices is 52 Vanderbilt Avenue, New York, New York 10017.  We maintain an Internet website at www.nymtrust.com.  Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received.  In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise.  Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us.  The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect five members to our Board of Directors, each for a term of one year; (2) ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; (3) approve the 2010 Stock Incentive Plan; and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person.  If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card.  Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card.  In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope.  You may request a proxy card postage-paid envelope from us as instructed in the Notice.  Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or AmStock, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you.  As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes”.  A number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name.  If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and a Notice is being forwarded to you by your broker, trustee, bank or nominee who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  Your broker, trustee, bank or nominee will enclose voting instructions for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.  If you are not the registered stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker, trustee, bank or nominee and bring that proxy to the Annual Meeting.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank, trustee, or other nominee and you do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a "broker non-vote." Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Conversely, the election of directors and the proposal to approve the 2010 Stock Incentive Plan are non-routine matters for which specific instructions from beneficial owners are required and thus, broker non-votes may arise.  To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing, at or before our Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•
by attending our Annual Meeting and voting in person.  (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 16, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.  Holders of our Series A Cumulative Convertible Redeemable preferred stock (“Series A Preferred Stock”) have voting rights that allow the holder to vote on the same matters as our common stockholders, voting together with the common stock as a single class on an “as converted” basis.  Our Series A Preferred Stock has a conversion ratio of two and one-half (2 ½) shares of common stock for each share of Series A Preferred Stock.  Therefore, on all matters to come before the Annual Meeting, each holder of (i) common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned and (ii) Series A Preferred Stock will be entitled to vote at the Annual Meeting and will be entitled to two and one-half (2 ½) votes for each share of Series A Preferred Stock owned.  As of the close of business on March 16, 2010, the Company had outstanding 9,419,094 shares of common stock and 1,000,000 shares of Series A Preferred Stock, or, for purposes of determining a quorum, 11,919,094 shares outstanding on an “as-converted” basis.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting.  Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.  Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum (as described below).  If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director.  There is no cumulative voting in the election of directors.  Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors, although they will be considered present for purposes of determining the presence of a quorum.

With respect to Proposal No. 2, the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the matter is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

For approval of the Company’s 2010 Stock Incentive Plan, the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the matter will be required for approval. Abstentions will be considered present for purposes of determining the shares present and entitled to vote, but will not be counted as a vote. Because the proposal to approve the 2010 Stock Incentive Plan requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote, abstentions will have the effect of a negative vote.   As discussed above, brokers and nominees do not have discretionary authority to vote on the proposal to approve the 2010 Stock Incentive Plan and accordingly, a broker non-vote will not be counted as a vote “for” or “against” this proposal, although it will be counted as present for purposes of establishing a quorum. As a result, a broker non-vote will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at five.  The five persons named below are nominated to serve on our Board of Directors until the 2011 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified.  Each nominee is currently a director of our company and has consented to stand for election at the Annual Meeting.  The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.  For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board Considerations in Recommending These Nominees

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, we consider, among other things, a candidate's experience, skills, accomplishments, background, age and diversity, and then review those qualities in the context of the current composition of our Board and the evolving needs of our business.  Because we are listed on the Nasdaq Capital Market, we are required to have at least a majority of our directors qualify as "independent", as such terms is defined by the Nasdaq Stock Market.  The Nominating & Corporate Governance Committee of our Board of Directors identifies candidates for election to our Board of Directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries.  Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following:  core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

		Director
Name	Principal Occupation	Since	Age

James J. Fowler	Managing Director of JMP Group Inc. and Portfolio Manager for Harvest Capital Strategies LLC	2008	48
Steven R. Mumma	Chief Executive Officer, President and Chief Financial Officer of the Company	2007	51
Alan L. Hainey*	Owner and Manager of Carolina Dominion LLC	2004	63
Steven G. Norcutt*	President of Shafer Richardson, Inc.	2004	50
Daniel K. Osborne*	Managing Member of Vantage Pointe Capital, LLC	2010	45

* Our Board of Directors has affirmatively determined that these director nominees are independent under the criteria described below in “Information on Our Board of Directors and Its Committees―Independence of Our Board of Directors.”

James J. Fowler has served since January 2008 as the Non-Executive Chairman of our Board of Directors and the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC, two of our subsidiaries, which we refer to as the “Managed Subsidiaries”.  Mr. Fowler also serves as a Managing Director of JMP Group Inc. and as a Portfolio Manager at Harvest Capital Strategies LLC, formerly known as JMP Asset Management LLC (“HCS”), which serves as investment advisor to the Managed Subsidiaries pursuant to an advisory agreement between HCS and our Company.  HCS is a wholly-owned subsidiary of JMP Group Inc. that manages a family of single-strategy and multi-manager hedge fund products.  Mr. Fowler has been a Managing Director of JMP Group Inc. since 2001 and a Portfolio Manager at HCS since 2007.  HCS and JMP Group Inc. collectively beneficially own 100% of our Series A Preferred Stock.  Mr. Fowler served as co-director of research and as a senior research analyst at JMP Securities LLC from 2001 until 2007, and served as a senior research analyst at Thomas Weisel Partners from 1999 until 2001 and at Montgomery Securities from 1995 until 1999.  Prior to serving at Montgomery Securities, Mr. Fowler received mortgage-backed securities analysis and trading experience with Oppenheimer & Co. and Ocwen Financial Corporation.

Our Board believes that Mr. Fowler’s extensive experience in and knowledge of the acquisition and management of a broad class of investment assets, including mortgage-backed securities and many of the other target assets that we consider for our portfolio, give him the qualifications and skills to serve as a director.  Mr. Fowler has been designated by HCS as its director designee pursuant to our advisory agreement with HCS.  See “Certain Relationships and Related Transactions” below.

Steven R. Mumma is our Chief Executive Officer, President, and Chief Financial Officer.  Mr. Mumma was named Chief Executive Officer effective February 3, 2009.  Mr. Mumma was appointed President and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and has served as Chief Financial Officer since November 2006.  Prior to serving in his current capacity, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003.  From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires.  From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole.  Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp.  Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc.  Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP.  Mr. Mumma is a certified public accountant, and received a B.B.A. cum laude from Texas A&M University.

Our Board believes that Mr. Mumma’s significant operational, financial and accounting experience in, and knowledge of, our industry and our Company give him the qualifications and skills to serve as a director.  As Chief Executive Officer of our Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Alan L. Hainey has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in June 2004.  Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004.  In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President.  From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management.  From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council.  From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities.  Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board believes that Mr. Hainey’s valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive counsel, give him the qualifications and skills to serve as a director.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004.  Mr. Norcutt has served since October 2009 as the President of Shafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota.  From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President - Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois.  Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota.  Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001.  Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans.  Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board believes that Mr. Norcutt’s extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company, give him the qualifications and skills to serve as a director.

Daniel K. Osborne has served as a member of our Board of Directors since January 2009.  Mr. Osborne is the Managing Member of Vantage Pointe Capital, LLC, an investment advisory firm that serves as the general partner of Vantage Pointe Capital Partners LP, and provides research and other services to various private investment funds. Prior to founding Vantage Pointe Capital, LLC in 2003, Mr. Osborne was a co-founder of Apex Mortgage Capital, Inc., an externally-managed REIT focused on the acquisition of primarily United States agency and other highly rated, adjustable-rate, single-family real estate mortgage securities and mortgage loans.  He was Apex Mortgage Capital’s Chief Operating Officer and Chief Financial Officer from September 1997 to September 2001. In addition, from July 1994 to December 2001, Mr. Osborne was a Managing Director of Trust Company of The West (“TCW”).  Prior to joining TCW, from 1992 to 1994, Mr. Osborne was a Vice President of ASR Investments Corporation ("ASR"), a publicly held REIT investing in Mortgage Assets. At ASR, Mr. Osborne was responsible for asset/liability management and the supervision and preparation of public reporting. Prior to his employment with ASR, Mr. Osborne was a Certified Public Accountant with Deloitte & Touche LLP specializing in REITs, mortgage securities and publicly held companies. He holds a B.S. degree in Accounting from Arizona State University.  Mr. Osborne is currently a director of Dynex Capital, Inc., where he serves as chairman of its audit committee.

Our Board believes that Mr. Osborne’s expertise in finance and accounting and his prior experiences in our industry, including as co-founder and Chief Financial Officer of a mortgage REIT, together with his investment advisory experience, give him the qualifications and skills to serve as a director.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL TWO:  RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, or Audit Committee, conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. As a result of that process and following careful deliberation, on December 14, 2009, the Audit Committee engaged Grant Thornton LLP, or Grant Thornton, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and dismissed Deloitte & Touche LLP, or Deloitte, from that role on December 14, 2009. The decision to dismiss Deloitte and engage Grant Thornton was approved by the Audit Committee and ratified by our Board of Directors following completion of a process in which several independent audit firms submitted bids and made presentations to us.

Deloitte’s audit reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2008 and 2007 and in the subsequent interim period through December 14, 2009, there were no disagreements between Deloitte and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in their reports included in our filings with the Securities and Exchange Commission, or SEC.

During the two most recent fiscal years and through December 14, 2009, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act of 1934, as amended). However, during the first quarter of 2007, we concluded that there was a material weakness in the operation of our internal control over financial reporting as of December 31, 2006 related to an inadequacy in the operation of our control activities involving the completion and review of the accounting period closing process.  This inadequacy resulted from disruptions related to the sale of substantially all of our mortgage origination platform assets to IndyMac Bank, F.S.B. on March 31, 2007.  We subsequently remediated the material weakness during 2007 and concluded that our internal control over financial reporting was effective as of December 31, 2007 (as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007).

We provided Deloitte with a copy of the disclosures we made in our Current Report on Form 8-K (filed on December 18, 2009) prior to the time the report was filed with the SEC and requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Deloitte’s letter, in which it responded that it agreed with the statements made in the previously filed Current Report on Form 8-K, is attached as Exhibit 16.1 to our Current Report on Form 8-K/A filed on December 29, 2009 and incorporated by reference herein.

During the two most recent fiscal years and prior to its engagement on December 14, 2009, we did not consult Grant Thornton regarding (1) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with Deloitte (as such term is described in Item 604(a)(1)(v) of Regulation S-K).

The Audit Committee of our Board of Directors has appointed Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2010.  Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of our Company.  Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders.  If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.  We engaged Grant Thornton beginning in December 2009 to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009.  For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010.

PROPOSAL THREE:  APPROVAL OF 2010 STOCK INCENTIVE PLAN

We are asking stockholders to approve the 2010 Stock Incentive Plan (the “2010 Plan”). Upon the recommendation of the Compensation Committee, our Board of Directors adopted the 2010 Plan on March 15, 2010, subject to the approval of our stockholders. The terms of the 2010 Plan are substantially the same as our 2005 Stock Incentive Plan (the “2005 Plan”). As of March 16, 2010, only 4,111 shares of our common stock remained available for issuance under the 2005 Plan. Our Board of Directors believes that the 2005 Plan has assisted in our recruitment and retention of key employees and has helped align their interests with the interests of our stockholders.  Our Board of Directors believes that the 2010 Plan will also promote these interests.

The 2010 Plan is intended to replace the 2005 Plan. Upon stockholder approval of the 2010 Plan, the 2005 Plan will terminate and no further grants will be made under the 2005 Plan.  However, any outstanding awards under the 2005 Plan will continue in accordance with the terms of the 2005 Plan and any award agreement executed in connection with such outstanding awards.  The full text of the 2010 Plan has been filed as Appendix A to the Company’s Schedule 14A definitive proxy statement filed by us with the Securities and Exchange Commission on or about March 29, 2010.

Description of the 2010 Plan

This summary is qualified in its entirety by the detailed provisions of the 2010 Plan. The purpose of the 2010 Plan is to provide incentives to our employees, non-employee directors and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

Administration. The 2010 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate to one or more of our officers all or part of the Compensation Committee’s authority and duties under the 2010 Plan, except as to participants who are subject to Section 16 of the Securities Exchange Act of 1934. This summary uses the term “Compensation Committee” to refer to the Compensation Committee and any delegate of the Compensation Committee.

Subject to the terms of the 2010 Plan, the Compensation Committee may select participants who receive awards and will determine the types of awards and the terms and conditions of awards. The Compensation Committee also may interpret the provisions of the 2010 Plan.

Shares of Common Stock Issuable Through the 2010 Plan.  A total of 1,190,00 shares of our common stock are authorized to be issued under the 2010 Plan, representing approximately 10% of our outstanding common stock on a fully-diluted basis.  The closing sale price of a share of our common stock, as quoted on the Nasdaq Capital Market on March 22, 2009, was $7.99.

Source of Shares. The shares of our common stock issuable under the 2010 Plan consist of authorized but unissued shares. If any shares covered by an award are not issued or are forfeited, if an award is settled in cash or if an award otherwise terminates without issuance and delivery of any shares of common stock, then the number of shares of common stock that are forfeited, terminated or settled in cash will again be available for making awards under the 2010 Plan.

Eligibility. Awards may be made under the 2010 Plan to our or our affiliates’ employees, non-employee directors and to any other individual who provides services to us or an affiliate and whose participation in the 2010 Plan is determined, by our Board of Directors, to be in our best interests of our Company.

We currently have four full-time employees and four non-employee directors, all of whom will be eligible participants under the 2010 Plan.

Options. The 2010 Plan permits the grant of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The Compensation Committee may, in its sole discretion and without the consent of the participant, grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the acquisition date intrinsic value of the employee’s stock option from his or her former employer.

The term of each stock option will be fixed by the Compensation Committee but may not exceed 10 years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised and the period of time, if any, after termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. Except in the case of certain changes in our capitalization, such as a stock dividend, stock split-up, extraordinary cash dividend, subdivision or consolidations of shares that affect the number of shares of our common stock or the fair market value of our common stock, the exercise price of an option may not be reduced after its grant without the approval of our stockholders.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which, if acquired from us, have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the 2010 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of nonqualified options for the benefit of immediate family members of participants to help with estate planning concerns.

Stock Awards. The 2010 Plan also permits the grant of shares of our common stock in the form of stock awards. A participant’s rights in the stock award may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to the performance criteria described below. These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below. Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the Compensation Committee and which are vested and transferable upon grant, may also be issued under the 2010 Plan.

Incentive Awards. Incentive awards entitle the participant to receive shares of common stock or, in the discretion of the Compensation Committee, a cash payment, subject to the attainment of objectives based on the performance criteria described below. All incentive awards shall be finally determined exclusively by the Compensation Committee under the procedures established by the Compensation Committee. Incentive awards are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of incentive awards for the benefit of immediate family members of participants to help with estate planning concerns.

Performance Shares. The 2010 Plan also allows the grant of performance share awards, meaning the right to receive common stock, cash or a combination of common stock and cash in the future. The participant will be entitled to receive payment pursuant to the performance shares only upon the satisfaction of performance objectives and other criteria prescribed by the Compensation Committee. The performance measurement period will be at least three years from the date of the award; provided, however, that the performance measurement period shall be at least one year from the date of the award if the payment is contingent on the attainment of the objectives stated with respect to performance criteria listed below. To the extent the performance shares are earned, our payment obligation may be settled in cash, by shares of our common stock or a combination of the two. . Performance Shares are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of performance shares for the benefit of immediate family members of participants to help with estate planning concerns.

Stock Appreciation Rights. Stock appreciation rights, or SAR, may be awarded under the 2010 Plan. Stock appreciation rights entitle the participant to receive a number of shares of common stock, cash or a combination of shares and cash, based on the increase in the fair market value of the shares from their grant date fair market value.  The term of any SAR will be determined by the Compensation Committee, but in no event will an SAR related to an incentive stock option have a term of more than 10 years from the date the related incentive stock option was granted.  Stock appreciation rights are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of stock appreciation rights for the benefit of immediate family members of participants to help with estate planning concerns.

Performance Criteria. Section 162(m) of the Internal Revenue Code limits publicly traded companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer, chief financial officer and the other three highest compensated executive officers. However, performance-based compensation is excluded from this limitation. The 2010 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Accordingly, the 2010 Plan provides that no individual may receive awards in any calendar year covering more than 250,000 shares of Common stock. In addition, no individual may receive more than $2,000,000 in any calendar year under an incentive award.

The Compensation Committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to an affiliate or specified business unit (except with respect to the total stockholder return and earnings per share criteria), in establishing performance goals for awards (other than options and stock appreciation rights) that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code:

•	total stockholder return;
•	total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;
•	net income;
•	pretax earnings;
•	funds from operations;
•	earnings before interest, taxes, depreciation and amortization;
•	operating margin;
•	earnings per share;
•	return on equity, capital, assets or investments;
•	operating earnings;
•	working capital;
•	ratio of debt to stockholders’ equity; and
•	revenue.

Adjustments for Stock Dividends and Similar Events. Our Board of Directors will make appropriate adjustments in the number and terms of outstanding awards and the number of shares of common stock available for issuance under the 2010 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events listed in the 2010 Plan.

Change in Control. The 2010 Plan provides that the Compensation Committee is authorized to take certain actions if there is a change in control of our Company.  The Compensation Committee may prescribe that (i) outstanding awards will become vested or exercisable upon the change in control, (ii) outstanding awards will be replace with substitute awards issued by the surviving company in the change in control or (iii) outstanding awards will be cancelled in exchange for a payment equal to the amount received by our stockholders in the transaction or, in the case of options and stock appreciation rights, the amount by which that value exceeds the option exercise price or initial value of the stock appreciation right.

Under the 2010 Plan, a change in control is generally defined to include (i) the acquisition by any person of the direct or indirect beneficial ownership of at least 50% of our outstanding voting securities; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our Board of Directors; or (v) the complete liquidation of our Company or of all or substantially all of our assets.

Amendment or Termination of the Plan. While our Board of Directors may terminate or amend the 2010 Plan at any time, no amendment may adversely impair the rights of participants with respect to outstanding awards. In addition, any amendment will be contingent on approval of our stockholders to the extent required by law, the rules of the NASDAQ Stock Market or other exchange on which our common stock is then listed or if the amendment would increase the benefits accruing to participants under the 2010 Plan, materially increase the aggregate number of shares of common stock that may be issued under the 2010 Plan, or materially modify the requirements as to eligibility for participation in the 2010 Plan.

Unless terminated earlier, the 2010 Plan will terminate in 2020, but will continue to govern unexpired awards.

Potential Benefits in 2010 to our Independent Non-Employee Directors Under the 2010 Plan.  As of the date of this proxy statement, new plan benefits under the 2010 Plan are indeterminable for our named executive officers, executive group and non-executive officer employee group as equity incentive awards for these individuals or groups have yet to be determined by the Compensation Committee for 2010 or subsequent fiscal years.  As discussed under “Compensation of Directors” below, each of Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne, our three independent non-employee directors, will receive approximately $70,000 in aggregate compensation for their services as directors and as chairman of our Board’s committees in 2010.  Of this aggregate compensation, a minimum of 20% the aggregate compensation must be received in the form of common stock, or approximately $14,000.  Equity incentive awards for our independent directors are typically granted following the Annual Meeting of Stockholders.  Assuming these directors elect to receive only 20% of their 2010 compensation in the form of common stock and using the $8.00 closing sales price for a share of our common stock on the Nasdaq Capital Market on March 23, 2010, each of Messrs. Hainey, Norcutt and Osborne will be issued 1,750 shares of our common stock in 2010 under the 2010 Plan, or an aggregate of 5,250 shares.  The compensation of our independent directors is determined from year-to-year.  As a result, we are unable to determine new plan benefits under the 2010 Plan that may be issued to these directors after 2010.

Federal Income Tax Consequences. We have been advised by counsel regarding the federal income tax consequences of the 2010 Plan. No income is recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant upon disposition of shares acquired under an incentive stock option. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price.

A participant will recognize ordinary income on account of the settlement of a performance share award and settlement of a stock appreciation right or incentive award. The participant will recognize ordinary income equal to any cash that is paid and the fair market value of any common stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received under the award.

Income is recognized on account of the grant of a stock award on the date that the shares are first transferable or are no longer subject to a substantial risk of forfeiture. At that time, the participant recognizes ordinary income equal to the fair market value of our common stock.

The employer (either our Company or an affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or stock appreciation right, the vesting of a stock award or the settlement of a performance share award or incentive award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option. The employer may claim a federal income tax deduction on account of certain dispositions of stock issued upon the exercise of an incentive stock option.

The Internal Revenue Code provides that certain individuals must pay a 20% excise tax if they receive compensation that is contingent upon a change in control and those payments exceed a safe harbor limit.  We would be denied a federal income tax deduction on a portion of those payments.  The 2010 Plan provides that such payments will be reduced to the amount that can be paid without triggering excise tax liability or the loss of a deduction.  However, the 2010 Plan further provides that such payments will not be reduced if the individual will receive greater after-tax benefits by receiving all of the payments, taking into account the excise tax liability payable by the individual.  If the individual received the total payments, a portion of those payments would not be deductible by us.  These provisions of the 2010 Plan do not apply if the individual has an agreement with us stating either that the individual is entitled to indemnity from our Company for any excise tax liability or that the individual’s payments will be reduced in order to avoid any excise tax liability.

Our Board of Directors recommends that you vote “FOR” the approval of the 2010 Stock Incentive Plan.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”) require that a majority of our directors be independent.  Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board in evaluating the independence of each of the directors.  The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material.  Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board affirmatively determines that the director has no material relationship with our Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent.  A director shall not be independent if he or she satisfies any one or more of the following criteria:

•
A director who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of our Company;

•
A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of our Company (but not an executive officer of our Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•
A director who is, or whose immediate family member is, a current partner of a firm that is our Company’s internal or external auditor, or was a partner or employee of our Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

•
A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of our Company serve on the compensation committee of such other entity; or

•
A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which our Company made, or from which our Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

•	Our Board of Directors will also consider a director’s charitable relationship when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board are independent:  Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne.  We presently have five directors, including these three independent directors.  In addition, David R. Bock, who served as a director until his retirement from our Board of Directors in June 2009, and Steven M. Abreu, who resigned from our Board in December 2009, were determined in 2009 to be independent during their time as directors in 2009.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee.  The principal responsibilities of each committee are described below.  Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action.  Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Osborne (Chairman), Hainey and Norcutt.  Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors,” and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors.  In addition, our Board of Directors has determined that Mr. Osborne is an “audit committee financial expert” as that term is defined in the SEC rules.  The Audit Committee operates under a written charter adopted by our Board of Directors.  The primary duties and responsibilities of the Audit Committee include, among other things:

•
serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;

•
overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the audit committee;

•
providing an open means of communication among our independent registered public accounting firm, accountants, financial and senior management, our internal audit and our corporate compliance areas and our Board of Directors;

•	resolving any disagreements between our management and our independent registered public accounting firm regarding our financial reporting;

•	meeting at least quarterly with our senior executives, internal audit staff and independent registered public accounting firm; and

•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met six times during the year ended December 31, 2009. For more information, please see “Audit Committee Report” beginning on page 37.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Norcutt and Osborne.  Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.”  The Compensation Committee operates under a written charter adopted by our Board of Directors.  In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2005 Stock Incentive Plan (the “2005 Plan”), and will administer the 2010 Stock Incentive Plan should it receive the requisite approval of stockholders at the Annual Meeting.  The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and key management are compensated fairly and effectively in a manner consistent with our Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met five times during the year ended December 31, 2009. For more information, please see “Compensation Committee Report” beginning on page 36.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Hainey and Osborne.  Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed above under “— Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors.  Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

•	oversees the evaluation of our Board of Directors and management.

The Nominating & Corporate Governance Committee met three times during the year ended December 31, 2009.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant.  Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Non-Management and Independent Directors

The non-management directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team.  There were four executive sessions of non-management directors held during the year ended December 31, 2009.  In addition, the independent members of our Board of Directors occasionally meet in executive sessions that exclude members of the management team and non-independent directors.  There were four executive sessions held by our independent directors during the year ended December 31, 2009.  Our Board of Directors has established a process by which a Discussion Leader may preside over meetings of our independent directors.  Pursuant to this process, the Discussion Leader has the power to lead the meeting of independent directors, set the agenda and determine the information to be provided.  This process established by our Board of Directors further provides that the Discussion Leader position rotate among the chairs of each of the independent Board Committees in the following order: Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee.  However, in practice, meetings of our independent directors tend to be less formalistic and, generally, allow for each independent director to raise such matters and discuss such business as that director deems necessary or desires. Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention:  Secretary.  All such letters will be forwarded to the Discussion Leader for the next meeting of our independent directors. For more information on how to communicate with our other directors, see “— Communications with Our Board of Directors” below.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.  Currently, pursuant to our advisory agreement with HCS, we are contractually required to separate the roles of the Chief Executive Officer and Chairman of our Board of Directors.  See “Certain Relationships and Related Transactions” below.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk. Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chief Executive Officer or other senior officer of our Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Board has designated the Audit Committee to take the lead in overseeing risk management and the Board and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes.

Pursuant to our investment guidelines, our Board of Directors is required to approve any investment by us in assets that do not qualify as a category I investment (as defined in our investment guidelines, a summary of which is set forth in our Annual Report on Form 10-K for the year ended December 31, 2009).  Our Board also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works, with the input of our management, our advisors and the Audit Committee, to assess and analyze the most likely areas of future risk for our Company.  In addition, the Compensation Committee considers our significant areas of risk when setting or changing our compensation policies.  The Compensation Committee does not believe that its compensation policies encourage excessive risk-taking on the part of management.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees.  We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our chief executive officer and chief financial officer by posting such information on our website at www.nymtrust.com, Investor Relations, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com under the “Investor Relations” section of the website.  A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention: Secretary.  Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors.  Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below.  In addition, any stockholder of record entitled to vote for the election of directors at the 2011 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2011 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the directors qualification standards described in our Corporate Governance Guidelines.  The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business.  In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board’s needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business. Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age, background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

Our Board of Directors provides a process for stockholders to send communications to our Board.  Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention: Secretary.  The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2011 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2011 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2011 Annual Meeting of Stockholders, tentatively scheduled to be held in May 2011, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before November 29, 2010 for inclusion in our proxy statement and the form of proxy relating to our 2011 Annual Meeting.  We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC.  We will not consider proposals received after November 29, 2010 for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders.

Although stockholder proposals received by us after November 29, 2010 will not be included in our proxy statement or proxy card for the 2011 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2011 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws.  Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attn: Secretary, not earlier than November 29, 2010, and not later than December 29, 2010.  The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and

•
to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of our company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•
all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above.  That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 18 meetings, including four regularly scheduled quarterly meetings, during 2009.  All incumbent directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2009, except for Mr. Osborne, who was appointed to our Board of Directors in January 2010.

The Company has a policy that directors attend the Annual Meeting of Stockholders.  All of the Company’s directors attended the 2009 Annual Meeting of Stockholders, other than David R. Bock, whose retirement from our Board of Directors became effective at the 2009 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with JMP Group Inc., HCS and the Advisory Agreement

Concurrent and in connection with the issuance of our Series A Preferred Stock on January 18, 2008, we entered into an advisory agreement with HCS, which is a wholly-owned subsidiary of JMP Group Inc.  Pursuant to Schedules 13D filed with the SEC on February 17, 2009 and as adjusted for issuances of our common stock since that time, HCS and JMP Group Inc. beneficially owned approximately 16.7% and 12.1%, respectively, of our common stock, and 100%, collectively, of our Series A Preferred Stock.  Any outstanding shares of our Series A Preferred Stock at December 31, 2010 must be redeemed for the $20.00 per share purchase price plus any accrued or unpaid dividends on the Series A Preferred Stock as of that date.  As of March 16, 2010, all 1,000,000 shares of the Series A Preferred Stock issued in 2008 remained outstanding.

Pursuant to the advisory agreement, HCS is responsible for managing investments made by the Managed Subsidiaries (other than certain residential mortgage-backed securities that are held in these entities for regulatory compliance purposes). On March 31, 2009, the Company began acquiring assets that fall under the advisory agreement, starting with the purchase of discounted notes issued by a collateral loan obligation, or CLO, for approximately $9.0 million. The Company’s investment in the CLO assets was completed in connection with JMP Group Inc.’s acquisition of the CLO’s investment adviser. The Company expects that, from time to time in the future, certain of its investments in assets other than RMBS will take the form of a co-investment alongside or in conjunction with JMP Group Inc. or certain of its affiliates. In accordance with investment guidelines adopted by our Board of Directors, any investments by the Managed Subsidiaries that do not qualify as a category I investment under our investment guidelines must be approved by our Board of Directors.

The advisory agreement provides that HCS will be paid a base advisory fee that is a percentage of the “equity capital” of the Managed Subsidiaries, which may include the net asset value of assets held by the Managed Subsidiaries as of any fiscal quarter end, and an incentive fee upon the Managed Subsidiaries achieving certain investment hurdles.  For the years ended December 31, 2009 and December 31, 2008, HCS earned a base advisory fee of approximately $0.8 million and $0.7 million, respectively. In addition, for the year ended December 31, 2009, HCS earned an incentive fee of approximately $0.5 million. HCS did not earn an incentive fee during the year ended December 31, 2008. As of December 31, 2009, HCS was managing approximately $45.8 million of assets on behalf of the Managed Subsidiaries.  We expect to pay HCS similar amounts of base and incentive fees for 2010, subject to the execution of a new or amended advisory agreement, changes in our portfolio, capital structure and the broader U.S. economy and financial markets.  For more information regarding the terms of the advisory agreement, see “Item 1.  Business―Our Relationship with HCS and the Advisory Agreement―Advisory Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2009 or the full advisory agreement, a copy of which is filed as an exhibit to our Annual Report on Form 10-K.

The advisory agreement provides that during the term of the advisory agreement, HCS will designate a qualified individual to serve as the Chief Investment Officer of each of the Managed Subsidiaries. The advisory agreement further provides that, subject to compliance with the suitability standards of the Nominating & Corporate Governance Committee of our Board of Directors, the Board of Directors will appoint the designated representative of HCS to serve on our Board of Directors as its Chairman and to serve as the Chief Investment Officer of each of the Managed Subsidiaries effective as of the date of the advisory agreement and will recommend HCS’s designated representative for election to our Board of Directors at each annual or special meeting of our stockholders at which directors are to be elected during the term of the advisory agreement.

James J. Fowler is the Non-Executive Chairman of our Board of Directors and the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC, which we refer to as the Managed Subsidiaries.  As such, Mr. Fowler will oversee and help manage certain of the Managed Subsidiaries’ investments (excluding certain residential mortgage-backed securities held by the Managed Subsidiaries for the regulatory compliance purposes).  Mr. Fowler was appointed as the Non-Executive Chairman of our Board of Directors and the non-compensated Chief Investment Officer of the Managed Subsidiaries in January 2008 in accordance with the terms of the advisory agreement and a stock purchase agreement between the investors in our Series A Preferred Stock and our Company, and continues to serve in his current capacities in accordance with the advisory agreement.  Mr. Fowler serves as a Managing Director of JMP Group Inc. and as a Portfolio Manager at HCS, as well as a Portfolio Manager at a JMP Group-affiliated fund that directly owns 50% of our Series A Preferred Stock.  HCS is either the adviser or general partner to JMP Group-affiliated funds that directly own 75% of our Series A Preferred Stock.  Because HCS has sole voting and dispositive power over the Series A Preferred Stock held by the these funds, HCS is deemed to beneficially own all of such funds’ shares.  As a result, Mr. Fowler may have a conflict of interest in situations where the best interests of our Company and stockholders do not align with the interests of HCS, JMP Group Inc. or its affiliates, which may result in decisions that are not in the best interests of all our stockholders.

During 2008, our Board of Directors granted an exemption from the ownership limits to permit each of HCS, JMP Group Inc. and Joseph A. Jolson to beneficially own shares of our capital stock in excess of the stock ownership limits contained in our charter.  Mr. Jolson is the Chairman and Chief Executive Officer of JMP Group Inc. and HCS.  Pursuant to the ownership limit exemption granted by our Board of Directors in November 2008, Mr. Jolson may beneficially own up to 25% of the aggregate value of our outstanding capital stock.  Pursuant to a Schedule 13G/A filed on February 16, 2010, Mr. Jolson beneficially owned approximately 6.7% of our outstanding common stock as of December 31, 2009.

Approval of Related Party Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  Pursuant to the charter of our Audit Committee, the Audit Committee is responsible for reviewing any past or proposed transactions between our Company and management.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.  Under our Code of Business Conduct and Ethics, it is our policy that any transaction involving a potential conflict of interest be submitted to our Board of Directors, or a designated committee thereof, for review.

COMPENSATION OF DIRECTORS

The compensation paid to our directors in 2009 (excluding Messrs. Fowler and Mumma, neither of whom is paid for their service on our Board of Directors) was approved by a committee comprised exclusively of independent members of our Board of Directors and was comprised of a combination of cash retainer and stock awards having an aggregate value of approximately $50,000 (with stock awards valued by the expense recorded by the Company in 2009 under what was then SFAS No. 123(R)), as well as a $5,000 fee for serving as a committee chairman.  As compensation for serving on our Board of Directors in 2010, each of our independent directors will receive a combination of a cash retainer and stock awards having an aggregate value of approximately $60,000, with the chairpersons of the Audit, Compensation and Nominating & Corporate Governance Committees each receiving an additional annual retainer of $10,000 for their service as chairman of those committees.  During 2010, the independent directors will receive at least 20% of their total compensation in the form of common stock and will have the option to elect to receive up to 100% of their compensation as our directors in the form of common stock.  Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2009.  Mr. Osborne did not become a member of our Board of Directors until January 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Alan L. Hainey	$44,440	$31,680	$76,120
Steven G. Norcutt	$46,940	$31,680	$78,620
Steven M. Abreu(2) (3)	$39,440	$10,560	$50,000
David R. Bock(4)	$27,500	$--	$27,500
______________________

(1)	The amounts shown in this column represent the grant date fair value for the restricted stock issued in 2009 computed in accordance with FASB ASC Topic 718.

(2)	Mr. Abreu resigned from our Board of Directors in December 2009.

(3)
Mr. Abreu was granted 6,000 shares of restricted stock in July 2009, of which 2,000 shares vested upon grant.  The remaining 4,000 unvested shares of restricted stock were forfeited in December 2009 in connection with Mr. Abreu’s resignation from our Board of Directors.  The grant date fair value of the restricted stock grant shown here for Mr. Abreu excludes the 4,000 forfeited shares.

(4)	Retired from our Board of Directors in June 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC.  These persons are also required by SEC rules and regulations to furnish us with copies of these reports.  Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2009.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2009, except that Nathan Reese failed to timely file a Form 3 with respect to his appointment as one of our executive officers.  This filing has since been completed and, to our knowledge, all transactions have been reported.

EXECUTIVE OFFICERS

The following table contains information regarding our executive officers.  These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Steven R. Mumma	51	Chief Executive Officer, President and Chief Financial Officer
Nathan R. Reese	31	Vice President and Secretary

For information on Mr. Mumma, please see his biographical description provided above under the caption “Proposal One: Election of Directors — Nominees for Election as Directors.

Nathan R. Reese is our Vice President and Secretary.  Mr. Reese was named Vice President of our Company in March 2007 and Secretary effective January 1, 2008.  On March 25, 2009, the Board of Directors designated Mr. Reese an executive officer of our Company.  In his capacity as Vice President, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring.  Prior to his current position, Mr. Reese was employed by our Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005.  Before joining our Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group, based in Malvern, Pennsylvania.  He holds a B.A. in Finance from La Salle University.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 16, 2010, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group.  As of March 16, 2010, we had 9,419,094 shares of common stock outstanding.  Except as set forth in the footnotes to the table below, each of the stockholders identified in the table has sole voting and investment power over the common stock beneficially owned by that person.  The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Steven R. Mumma	65,342	*
Steven G. Norcutt	7,750	*
Alan L. Hainey	8,800	*
Nathan R. Reese	12,000	*
Daniel K. Osborne	4,000	*
James J. Fowler	—	—
David A. Akre	8,644	*
All directors and executive officers as a group (6 persons) (1)	97,892	1.0%
__________________________

*	Represents less than one percent of our issued and outstanding shares.

(1)
In calculating the number and percentage of common shares beneficially owned by our directors, director nominees and executive officers as a group, we have included all of the shares owned beneficially by each of our current directors and executive officers and director nominees.  The shares owned by Mr. Akre are not included in the total number of shares of our common stock beneficially owned by our directors, director nominees and executive officers as a group.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table shows, based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 16, 2010 or as otherwise known to us, the persons that are known to us to be the beneficial owners of more than 5% of our common stock and Series A Preferred Stock, which constitute our two classes of voting securities.  Each share of our common stock is entitled to one vote.  Holders of our Series A Preferred Stock have voting rights that allow the holder to vote on the same matters as our common stockholders, voting together with the common stock as a single class on an “as-converted” basis.  Our Series A Preferred Stock has a conversion ratio of two and one-half (2 ½) shares of common stock for each share of Series A Preferred Stock.  As of the close of business on March 16, 2010, the Company had outstanding 9,419,094 shares of common stock and 1,000,000 shares of Series A Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percentage of Series A Preferred Stock

Harvest Capital Strategies LLC (1) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	1,885,952	16.7%	750,000	75.0%

Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	1,318,337	14.0%	—	—

JMP Group Inc. (3) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	1,214,585	12.1%	250,000	25.0%

Mandarin Inc. (4) c/o Cay House P.O. Box N-7776 E.P. Taylor Drive Lyford Cay, New Providence, Bahamas	697,524	7.4%	—	—

T. Rowe Price Associates Inc. T. Rowe Price Small Cap Value Fund, Inc. (5) 100 East Pratt Street Baltimore, MD 21202	752,100	8.0%	—	—

Joseph A. Jolson (6) 75 State Street Boston, MA 02109	634,734	6.7%	—	—

Weintraub Capital Management, L.P. (7) 44 Montgomery Street Suite 4100 San Francisco, CA 94104	558,628	5.9%	—	—
__________________
(1)
Information based on a Schedule 13D/A filed with the SEC on February 17, 2009 by Harvest Capital Strategies LLC.  The reporting person has sole voting power over 1,885,952 shares of common stock and sole dispositive power over 1,885,952 shares of common stock.  Calculated based on the quotient of (a) 750,000 shares of our Series A Preferred Stock beneficially owned by the reporting person; the immediate convertibility of such Series A Preferred Stock into 1,875,000 shares of our common stock and 10,952 shares of common stock beneficially owned by the reporting person; divided by (b) 9,419,094 shares of common stock issued and outstanding as of March 16, 2010 and the 1,875,000 common shares into which our Series A Preferred Stock held by the reporting person is convertible.  The outstanding Series A Preferred Stock votes with the common stock (on an as-converted basis).

(2)
Information based on a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP.  The reporting person has shared voting power over 945,487 shares of common stock and shared dispositive power over 1,318,337 shares of common stock.

(3)
Information based on a Schedule 13D/A filed with the SEC on February 17, 2009 by JMP Group Inc.  The reporting person has sole voting power over 1,214,585 shares of common stock and sole dispositive power over 1,214,585 shares of common stock.  Calculated based on the quotient of (a) 589,585 shares of the Company’s common stock and 250,000 shares of Series A Preferred Stock beneficially owned by the reporting person; the immediate convertibility of such Series A Preferred Stock into 625,000 shares of our common stock; divided by (b) 9,419,094 shares of common stock outstanding at March 16, 2010 and the 625,000 shares of common stock underlying the Series A Preferred Stock.  The Series A Preferred Stock votes with the common stock (on an as-converted basis).

(4)
Information based on a Schedule 13G filed jointly with the SEC on February 9, 2010 by Mandarin Inc. and Joseph Lewis.  Mandarin Inc. and Joseph Lewis each report that they have shared voting power over 697,524 shares of common stock and shared dispositive power over 697,524 shares of common stock.  Joseph Lewis is a director and the President of Mandarin Inc. and is the sole indirect owner of, and controls, Mandarin Inc.

(5)
Information based on a Schedule 13G/A filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.  T. Rowe Price Associates, Inc. reports that it has sole voting power over 2,100 shares of common stock and sole dispositive power over 752,100 shares of common stock.  T. Rowe Price Small-Cap Value Fund, Inc. reports that it has sole voting power over 750,000 shares of common stock.

(6)
Information based on a Schedule 13G filed jointly with the SEC on February 16, 2010 by Joseph A. Jolson.  Joseph A. Jolson reports that he has sole voting power over 634,734 shares of common stock and sole dispositive power over 634,734 shares of common stock.

(7)
Information based on a Schedule 13F filed with the SEC on February 12, 2010 by Weintraub Capital Management, L.P. reports that it has sole voting power over 558,628 shares of common stock and sole dispositive power over 558,628 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining salaries, annual cash bonuses, restricted stock and change in control and termination arrangements.

We are a self-advised REIT in the business of investing in and managing a combined portfolio of Agency mortgage-backed securities, prime credit quality residential adjustable rate mortgage loans, non-agency mortgage-backed securities and certain other real estate related and financial assets.  The mortgage REIT industry is a highly competitive business that requires a highly qualified executive management team with strong operational skills and the Compensation Committee’s policy is to devise and implement compensation for officers and employees commensurate with their position and determined with reference to performance and compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to us or with which we compete for qualified personnel, while taking into account other important factors, including the size of our company, our financial condition, economic conditions and certain strategic factors.

From 2006 through 2008, our Company and our industry faced difficult operating conditions.  Beginning in 2006, our Board began exploring certain strategic options for the Company.  In 2007, we completed two strategic transactions that resulted in our exit from the mortgage lending business.  Because the mortgage portfolio management business that we currently operate requires fewer personnel to operate the business, including fewer executive officers, we have significantly reduced the number of people employed by us.  We currently have four full-time employees, as compared to 616 at December 31, 2006.  In 2008, we completed the issuance of $20 million of Series A Preferred Stock to JMP Group Inc. and certain of its affiliates and the related entry into an advisory arrangement with HCS, as well the issuance of 7.5 million shares of common stock in a private offering.  Each of these transactions was completed with the goal of diversifying our portfolio and either stemming operating losses or improving our liquidity financial condition and thereby, our prospects.  In 2009, operating conditions for our Company and our industry improved in a significant way, with 2009 concluding as the most profitable year in our 6-year history.  However, while operating conditions and our performance have improved, we recognize that we are a small public company that remains subject to the many operating risks that small companies face on a daily basis.  Given our recent experience with difficult operating and market conditions and the uncertainty, at times, regarding the future prospects of our Company, our Board of Directors and the Compensation Committee have been mindful of trying to structure a compensation program that strikes an appropriate balance between compensating our named executive officers at a rate that is competitive with respect to compensation paid to similarly situated executives in our industry and rewarding them for strong performance, but also with an intent to preserve capital, maintain an appropriate expense structure and position our Company for stronger financial performance in the future.  It should be noted that in restructuring our Company through the transactions and operating conditions described above, our senior management and employees partnered with us in an effort to strike that very balance.  We believe that management’s cooperation in this regard was instrumental to our improved performance in 2009.

Compensation Philosophy and Objectives

The objectives of our executive compensation program in 2009 were to:

•
strike an appropriate balance between compensating our named executive officers at a rate commensurate with their positions and determined with reference to performance and compensation paid to similarly situated employees of companies which the Compensation Committee deems to be comparable to our Company, while continuing to preserve capital, maintain an appropriate expense structure and position our Company for improved operating results;

•	align the interests of our executive officers with those of our stockholders through restricted stock grants; and

•	to retain our executive officers.

To accomplish these objectives during 2009, we used each of the five elements discussed below in setting total executive compensation for the named executive officers.

Significant Compensation-Related Events in 2009

In February 2009, we entered into a Separation Agreement and General Release with David A. Akre, our then Co-Chief Executive Officer and Vice Chairman of our Board of Directors.  See “― Severance Compensation Paid in 2009” below.  In addition, in connection with his appointment as our sole Chief Executive Officer, we entered into an amended and restated employment agreement with Steven R. Mumma in February 2009 (the “2009 Employment Agreement”).

Share Ownership Guidelines

The named executive officers are not formally required to achieve or maintain any particular level of stock ownership in us.  For more information on the share ownership of our executive officers, see “—Share Ownership of Directors and Executive Officers” above.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other named executive officer in a manner that is effective and consistent with our overall executive compensation strategy.  As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of each of our named executive officers, including the Chief Executive Officer.

The Compensation Committee has typically reviewed compensation levels for our named executive officers near the beginning of each calendar year.  In determining compensation for a specific executive, the Compensation Committee considers many factors, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs, our financial performance and financial condition and certain discretionary factors.  In addition, the Compensation Committee considers the recommendations of our Non-Executive Chairman, with respect to the compensation of our named executive officers, and of our Chief Executive Officer, with respect to the compensation of Mr. Reese.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of the named executive officers.  As part of this review, the Compensation Committee typically considers the compensation practices at other companies that it deems generally comparable, including MFA Financial, Inc., Capstead Mortgage Corporation, Anworth Mortgage Asset Corporation, Dynex Capital, Inc. and Redwood Trust, Inc.  We sometimes refer to this group as our “peer group” for purposes of determining compensation.

Executive Compensation Program Components

The components of our executive compensation program provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to our stockholders.  In making its decisions with respect to each component of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these components for each executive and both executives as a group.  For the fiscal year ended December 31, 2009, the principal components of our executive compensation program were:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive compensation;

•	benefits; and

•	severance and other similar benefits payable upon termination or a change in control.

The following provides an overview of our approach to each of these elements and an analysis of the executive compensation paid under each of these elements.

Base Salary.  Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services.  The Compensation Committee generally establishes annual base salaries for existing or newly hired executive officers commensurate with the compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our Company or with which we compete for qualified personnel.  In establishing base salaries, the Compensation Committee will consider the level of experience that the executive brings to the position, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to our Company.  Salary adjustments will be based on a similar evaluation, a comparison of adjustments made by companies which the Compensation Committee deems to be comparable to our Company and any necessary adjustments for changes in executive responsibilities and inflation.

Since 2008, the Compensation Committee has also taken into account our financial and operating conditions and contractual obligations under certain strategic agreements when determining base salaries.  As noted above, the Board of Directors has approved several strategic transactions since 2007 that have helped to stabilize and strengthen our Company.  In connection with the issuance of our Series A Preferred Stock to JMP Group Inc. and certain of its affiliates, Steven R. Mumma and David A. Akre, our then Co-Client Executive Officers, agreed to accept significant reductions in their 2008 base salaries.  The 2008 base salaries for Messrs. Mumma and Akre were negotiated between themselves, JMP Group Inc. and our Board of Directors as part of new employment agreements, the execution of which was a condition precedent to the closing of the Series A Preferred Stock transaction, which we refer to as the “2008 Employment Agreements.”  Under the 2008 Employment Agreements, the 2008 base salaries of Messrs. Mumma and Akre were reduced to $150,000 from more than $400,000 in 2007.

In connection with the restructuring of our management team and Mr. Mumma’s promotion to sole Chief Executive Officer in February 2009, we entered into the 2009 Employment Agreement with Mr. Mumma.  Under the 2009 Employment Agreement, Mr. Mumma was paid a 2009 base salary of $200,000.  In approving the terms of the 2009 Employment Agreement, the Compensation Committee was again mindful of attempting to strike an appropriate balance between compensating Mr. Mumma at a rate commensurate with his positions and determined with reference to performance and compensation paid to similarly situated employees of companies which the Compensation Committee deems to be comparable to our Company, and preserving capital and maintaining an appropriate expense structure.  In determining Mr. Mumma’s base salary for 2009, the Compensation Committee also considered the potential compensation that could be earned under the other elements of compensation used by the Company, including potential payments under the annual cash incentive compensation and equity award elements.  In reaching its determination for setting Mr. Mumma’s 2009 base salary, the Compensation Committee received the input of Mr. Fowler.

Mr. Reese was named an executive officer in March 2009.  Mr. Reese’s 2009 base salary of $150,000 was determined by our Chief Executive Officer and set prior to Mr. Reese’s becoming an executive officer.  The Compensation Committee was apprised of Mr. Reese’s 2009 base salary and determined to leave his 2009 base salary unchanged.  Prior to his resignation, Mr. Akre’s base salary for 2009 was unchanged from his 2008 base salary.

In March 2010, the Compensation Committee approved 2010 base salaries for each of Messrs. Mumma ($300,000) and Reese ($200,000).  The increases from 2009 levels reflect an effort by the Compensation Committee and our Company to better align the base salaries of our named executive officers with those of similarly situated executives of our peer group in advance of moving to a compensation structure in the near future that is more performance-based and will place an executive at risk of not receiving or limiting the size of the annual incentive bonus if certain performance hurdles are not achieved.

Annual Incentive Compensation.  Annual incentives exist in the form of bonuses available to each of the named executive officers as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of the named executive officers.  To motivate the named executive officers to increase their ownership of common stock, the Compensation Committee may require that executive officers receive all or a portion of their bonuses in common stock, stock options, restricted stock, performance shares and incentive shares under our stock incentive plans, although the Compensation Committee has not implemented such a requirement to date.

Similar to 2008 base salaries, annual incentive compensation for 2008 was negotiated between JMP Group Inc., our Board of Directors and Messrs. Mumma and Akre, our then-Co-Chief Executive Officer and Vice Chairman, as part of the 2008 Employment Agreements for the named executive officers.  Pursuant to the terms of the 2008 Employment Agreements, Messrs. Akre and Mumma were each eligible to receive in 2008 the payment of (i) $75,000 upon the filing of a resale shelf registration statement for the Series A Preferred Stock, (ii) $75,000 upon completion of public or private common equity offerings that raise aggregate gross proceeds of $75 million between January 18, 2008 and December 31, 2008, and (iii) a potential annual cash incentive bonus up to $150,000 upon achievement of certain individual and corporate goals pursuant to a performance bonus plan to be established by the Compensation Committee. Messrs. Akre and Mumma each received $75,000 in connection with the filing of the resale shelf registration statement for the Series A Preferred Stock.  Given the difficult market conditions facing our Company and our uncertain outlook, the Compensation Committee elected to not adopt a formal performance bonus plan for the 2008 fiscal year and the second $75,000 bonus hurdle was not satisfied.  However, after a review of the Company’s performance in 2008 in light of market conditions and the importance of retaining Mr. Mumma’s services, on February 11, 2009, the Compensation Committee recommended, and the independent directors of the Company approved, a discretionary cash bonus of $300,000 to Mr. Mumma, which was granted in recognition of Mr. Mumma’s performance and leadership during 2008 in guiding the Company through difficult market conditions and a significant restructuring.

Pursuant to the 2009 Employment Agreement, Mr. Mumma was eligible to participate in the Company’s annual cash incentive bonus plan to be established by the Compensation Committee.  Under this agreement, Mr. Mumma was eligible to receive a total cash incentive bonus, upon satisfaction of various performance criteria to be established by the Compensation Committee, in the range of $300,000 to $600,000, which we refer to as the “target bonus.”  Given the continued uncertain outlook for our company and the diversification of our portfolio towards more credit-sensitive and alternative financial instruments, the Compensation Committee elected to not adopt a formal performance bonus plan for the 2009 fiscal year, instead determining that it would award discretionary cash bonuses to the named executive officers based on our financial and operating performance during 2009 and the named executive officers’ contributions to our performance.  In addition, discretionary annual cash incentive bonuses for 2009 took into account the executive officer’s leadership and dedication to our Company during challenging economic and operating conditions in 2008.  In light of the Company completing its most profitable year since becoming a public company in 2004, four consecutive quarters of increased net income and dividends declared in 2009, the diversification and restructuring of our investment securities portfolio, strengthening of our liquidity position and the significant contributions of Messrs. Mumma and Reese that helped lead to these results, on March 15, 2010, the Compensation Committee approved a discretionary cash bonus of $600,000 to Mr. Mumma and a discretionary cash bonus of $175,000 to Mr. Reese.  Upon the recommendation of the Compensation Committee and pursuant to the Compensation Committee’s charter, our Board of Directors approved Mr. Reese’s discretionary cash bonus.

The Compensation Committee has not yet adopted a performance-based 2010 cash bonus plan that includes objective performance criteria, but expects to adopt a formal performance-based bonus plan during the 2010 second quarter.  As noted above, it is expected that this 2010 performance-based plan will place an executive at risk of not receiving an annual incentive bonus, or having the ultimate payout under such a bonus reduced, if certain performed hurdles are not achieved.

Long-Term Equity Incentive Compensation.  The third component of our executive compensation program is targeted toward providing rewards for long-term performance.  The Compensation Committee believes that long-term incentives are important to motivate and reward the named executive officers for maximizing stockholder value.  Long-term incentives are provided primarily by grants of restricted stock under our stock plans, which are administered by the Compensation Committee.  Prior to 2009, our named executive officers had received no long-term equity incentive awards since completion of our initial public offering in 2004 primarily due to the Company’s falling stock price from late 2005 through 2009 and the dilutive effects such awards would have had on shares held by existing stockholders of our Company during those times.  However, beginning in July 2009, based in part on our improved financial condition and performance and based on the Compensation Committee’s belief that long-term equity incentive compensation is the component of executive compensation best suited to aligning the interests of the named executive officers with our stockholders’ interests, the Compensation Committee re-instituted long-term equity incentive awards in the form of time-vested restricted stock awards.  As a result, the Compensation Committee awarded 62,000 shares of restricted stock to Mr. Mumma (having a grant date fair value of $327,360) and 12,000 shares of restricted stock to Mr. Reese (having a grant date fair value of $63,360) in July 2009.  The size of the awards were influenced by our desire to increase the executive’s ownership stake in our Company and with regard to the total amount of compensation to be earned by them.  Pursuant to the restricted stock award agreements for these restricted shares, one-third of the restricted shares vested upon issuance, with the remaining two-thirds of the restricted shares scheduled to vest ratably on the first and second anniversary of the date of grant.  The Compensation Committee expects that future restricted stock awards will vest ratably over three years.  Due in part to the extended absence of long-term equity incentive awards as a component of executive compensation and in recognition of our employees contributions and loyalty during three very challenging and volatile years, the Compensation Committee elected to cause one-third of the 2009 restricted stock grants to vest upon issuance in July 2009.

The Compensation Committee expects to issue long-term equity incentive awards to named executive officers during the first quarter of each fiscal year in the future.  Restricted stock is the preferred equity award of the Compensation Committee under this compensation element, due in part to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Benefits.  Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families.  The named executive officers are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance.  The primary benefits for the named executive officers are as follows:

•	participation in our 401(k) Plan;

•	receipt of dividends on all unvested restricted stock awards;

•	with respect to Mr. Mumma only, life insurance policies and supplemental long-term disability insurance policies purchased by us in the name of Mr. Mumma.

Severance Benefits Payable Upon Termination of Employment or a Change in Control.  In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our Chief Executive Officer with severance protections that are consistent with the severance protections offered by companies similar to us.  Consistent with this philosophy, we believe that severance should be payable to Mr. Mumma in the event his employment is terminated under certain circumstances.  In January 2008, we entered into the 2008 Employment Agreements with Messrs. Akre and Mumma, both of which provided for severance payments under certain circumstances.  In connection with Mr. Akre’s resignation from the Company on February 3, 2009, the Company entered into the Akre Separation Agreement, which provided for the termination of Mr. Akre’s existing 2008 Employment Agreement, a cash payment to Mr. Akre of $250,000 (less applicable withholding taxes), accrued but unused vacation and reimbursement of health insurance benefits for Mr. Akre and his dependents until the earlier of August 9, 2010 or the date on which Mr. Akre becomes eligible to receive similar coverage under another employer’s group health insurance coverage.  In connection with Mr. Mumma’s promotion to sole Chief Executive Officer, Mr. Mumma’s 2008 Employment Agreement was replaced and superseded by the 2009 Employment Agreement.  See “―Additional Compensation Arrangements―Employment Agreements.”  Employment agreements are reviewed annually by the Compensation Committee.  We expect to extend or renew Mr. Mumma’s 2009 Employment Agreement in the near future on substantially similar terms to those contained in the 2009 Employment Agreement.

Severance Compensation Paid in 2009

David A. Akre served as our Co-Chief Executive Officer from our formation to February 3, 2009.  Effective February 3, 2009, Mr. Akre resigned his positions as Co-Chief Executive Officer and as a member of the Board of Directors.  In connection with Mr. Akre’s resignation, the Company entered into a Separation Agreement and General Release (the “Akre Separation Agreement”) with Mr. Akre that provided for the termination of Mr. Akre’s January 2008 employment agreement with the Company.  Pursuant to the Akre Separation Agreement, Mr. Akre received the severance settlement described above.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our Company on our tax return with respect to each of the named executive officers.  In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders is not subject to this limit.  Our 2005 Stock Plan is qualified so that performance-based restricted stock awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above.  Time-based awards are subject to the compensation deduction limitations.  Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.  In 2009, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below and the “Compensation Discussion and Analysis” beginning on page 25.  We summarize below the compensation information for the fiscal years ended December 31, 2009, 2008 and 2007 for each of Messrs. Mumma and Akre, and the compensation information for the year ended December 31, 2009 for Mr. Reese:

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	Non-Stock Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Steven R. Mumma(4)	2009	$200,000	$600,000	$327,360	—	$41,924	$1,169,284
President, Chief Executive Officer	2008	$161,834	$300,000	—	$75,000	$47,002	$583,836
and Chief Financial Officer	2007	$404,995	$150,000	—	—	$40,730	$595,725

Nathan R. Reese	2009	$150,000	$175,000	$63,360	—	$16,030	$404,390
Vice President and Secretary

David A. Akre(5)	2009	$20,990	—	—	—	$263,114	$284,104
Co-Chief Executive Officer	2008	$161,834	—	—	$75,000	$37,039	$273,873
and Vice Chairman	2007	$434,008	$150,000	—	—	$51,575	$635,583
——————
(1)	The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

(2)	The non-stock incentive plan award for 2008 was paid in connection with the filing of resale shelf registration statement, which was a performance requirement under the 2008 Employment Agreements.

(3)
Dividends paid on unvested restricted common stock are based on the same dividend rate per share as the dividends on our common stock. The health care benefits noted below are available generally to all employees on similar terms.  All other compensation includes:

2009 for Mr. Mumma:
Includes $10,333 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount $3.0 million, $5,743 in premiums paid for supplemental long-term disability insurance policies and $23,433 for health care benefits.

2008 for Mr. Mumma:
Includes $3,220 in premiums paid for life insurance policies in the amount $3.0 million, $6,470 in premiums paid for supplemental long-term disability insurance policies and $37,312 for health care benefits.

2007 for Mr. Mumma:
Includes $658 in dividends on outstanding and unvested restricted stock, $2,240 in premiums paid for life insurance policies in the amount $3.0 million, $6,469 in premiums paid for supplemental long-term disability insurance policies, $23,017 for health care benefits and $8,346 in accrued and unused vacation.

2009 for Mr. Reese:	Includes $2,000 in dividends on outstanding and unvested restricted stock and $14,030 for health care benefits.

2009 for Mr. Akre:	Includes a $250,000 cash payment pursuant to the Akre Separation Agreement and $13,114 for health care benefits.

2008 for Mr. Akre:
Includes $3,910 in premiums paid for life insurance policies in the amount $3.0 million, $8,818 in premiums paid for supplemental long-term disability insurance policies and $24,311 for health care benefits.

2007 for Mr. Akre:
Includes $2,124 in dividends on outstanding and unvested restricted stock, $4,790 in premiums paid for life insurance policies in the amount $3.0 million, $8,818 in premiums paid for supplemental long-term disability insurance policies, $15,812 for health care benefits and $20,031 for accrued and unused vacation.

(4)
Mr. Mumma was named Chief Financial Officer effective November 3, 2006, President and Co-Chief Executive Officer effective March 31, 2007, and sole Chief Executive Officer, President and Chief Financial Officer on February 11, 2009.

(5)	Mr. Akre resigned from his position as Co-Chief Executive Officer and Vice Chairman effective February 3, 2009.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2009.

		All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	(#)	($)
Steven R. Mumma	7/13/09	62,000	$327,360
Nathan R. Reese	7/13/09	12,000	$63,360
______________________
(1)
Represents restricted share awards issued under the 2005 Stock Incentive Plan, which vest as follows: one third vested immediately upon issuance, one third will vest on July 13, 2010 and the final one-third will vest on July 13, 2011.

(2)	Amounts represent the value of restricted share awards based on the closing sale price for shares of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our named executive officers that are unvested and outstanding as of December 31, 2009.  No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)
Steven R. Mumma (2)	41,333	$297,184
Nathan R. Reese (3)	8,000	$57,520
____________________
(1)	Value is determined by multiplying the number of unvested restricted shares by $7.19, the closing sale price for our common stock on December 31, 2009.

(2)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 20,667 shares on July 13, 2010; and (2) 20,666 shares on July 13, 2011.

(3)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 4,000 shares on July 13, 2010; and (2) 4,000 shares on July 13, 2011.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Steven R. Mumma	20,667	$109,122
Nathan R. Reese	4,000	$21,120
____________________
(1)	Value is determined by multiplying the number of shares by the market value of our common stock on the vesting date.

Additional Compensation Arrangements

Employment Agreements

2009 Employment Agreement.  On February 11, 2009, in connection with the promotion of Steven R. Mumma to sole Chief Executive Officer of our Company, we entered into an amended and restated employment agreement with Mr. Mumma.  The 2009 Employment Agreement covered the 2009 fiscal year and has an expiration date of December 31, 2009, unless further extended.  Pursuant to the 2009 Mumma Employment Agreement, Mr. Mumma received an initial base salary of $200,000 and is eligible to participate in a bonus plan to be established by the Compensation Committee.  The 2009 Mumma Employment Agreement provided that the bonus plan would provide for a total cash incentive bonus in the range of $300,000 to $600,000, or “target bonus”, subject to achievement of the performance criteria to be established by the Compensation Committee.  The Compensation Committee elected, subsequent to the execution of the 2009 Employment Agreement, to not adopt a 2009 bonus plan.  Under the terms of the 2009 Employment Agreement, in the event the performance criteria under the bonus plan is not satisfied, the Compensation Committee may grant a discretionary bonus.

The 2009 Employment Agreement permitted our Company to terminate Mr. Mumma’s employment with appropriate notice for or without “cause.” Under the 2009 Employment Agreement, “cause” was generally defined to mean:

•
committing fraud or misappropriating, stealing or embezzling funds or property from the Company or its affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on the Company’s behalf or on behalf of its affiliates;

•
conviction of, or the entry of a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings the executive into disrepute or is likely to cause material harm to the Company’s business, customer or suppliers relations, financial condition or prospects;

•	a failure by the executive to perform his material duties under the Amended Employment Agreement that continues for a period of 30 days after written notice to the executive;

•	violating or breaching any material law or regulation to the material detriment of the Company or its affiliates; or

•	the breach of a non-disclosure agreement between the executive and the Company that causes or is reasonably likely to cause material harm to the Company.

Pursuant to the 2009 Employment Agreement, Mr. Mumma had the right to resign for “good reason” in the event of (i) a failure on our part to comply with any material provision of the 2009 Employment Agreement that was not cured within 30 days after written notice to us; (ii) an assignment to Mr. Mumma of any material duties inconsistent with his position with us or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (iii) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of our Company without the executive’s consent; (iv) the relocation of our principal place of business outside of the Borough of Manhattan in the City of New York without Mr. Mumma’s consent; and (v) any failure on our part to pay Mr. Mumma’s base salary or any incentive bonus to which he was entitled under our bonus plan that, in either case, was not cured within 10 days after written notice to us, or any failure of our compensation committee to approve a bonus plan for any fiscal year.

If Mr. Mumma’s employment was terminated for “cause” or he resigned other than for “good reason,” we agreed to pay Mr. Mumma his full base salary through to the date of termination and reimburse Mr. Mumma for all reasonable and customary expenses associated with his employment by us through the date of termination.  If however, we terminated Mr. Mumma, without cause (other than for death or disability) or he terminated his employment for good reason, we were generally obligated to pay (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which Mr. Mumma was entitled as of the date of termination under any compensation plan or program of ours, including any annual bonus plan and all accrued but unused vacation time; (ii) $500,000 in liquidated damages, except that if a change of control event occurred during 2009, Mr. Mumma would have been entitled to the $500,000 in liquidated damages plus his target bonus for 2009; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in such employment agreement.

In addition, in the event of a termination of Mr. Mumma’s employment by us for any reason other than for cause, or upon a change in control event, all of the options, restricted stock awards and any other equity awards granted to Mr. Mumma would become fully vested, unrestricted and exercisable as of the date of termination.  Our obligation to make payments to Mr. Mumma as described above was conditioned on his delivery to us of a general release of all claims against us.

Pursuant to its terms, Mr. Mumma’s 2009 Employment Agreement expired at the end of the 2009 fiscal year.  We expect to extend or renew in the near future Mr. Mumma’s 2009 Employment Agreement on substantially similar terms to those described above.  We currently have an oral agreement with Mr. Mumma with respect to his base salary.  However, as of the date of this proxy statement, because we do not currently have an effective employment agreement in place with our Chief Executive Officer, Mr. Mumma would not be entitled to the benefits described in this subsection upon a termination of his employment, resignation with good reason or a change in control.

2009 Restricted Stock Award Agreements.  The restricted stock award agreements we entered into with our named executive officers in July 2009 contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control.  Under the restricted stock award agreements, if the named executive officer’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death.  If the named executive officer’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the named executive officer’s employment.  If we experience a change in control, the restricted shares issued under the agreement will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control.

Akre Separation Agreement.  On February 3, 2009, in connection with Mr. Akre’s resignation, we entered into the Akre Separation Agreement, which provided for the termination of Mr. Akre’s 2008 employment agreement, a cash payment to Mr. Akre of $250,000 (less applicable withholding taxes), and reimbursement of health insurance benefits for Mr. Akre and his dependents until the earlier of August 9, 2010 or the date on which Mr. Akre becomes eligible to receive similar coverage under another employer’s group health insurance coverage.  Under the Akre Separation Agreement, Mr. Akre is subject to certain negative and affirmative covenants, including a non-disclosure covenant with respect to the Company’s confidential information and certain other covenants.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to Messrs. Mumma and Reese in the event termination or change in control payments would have been triggered under, in the case of Mr. Mumma, the 2009 Employment Agreement, and in the case of each of our executive officers, the 2005 Stock Incentive Plan and the restricted stock award agreements between us and the executive officers.

Payments Due Upon Termination Without Cause or Resignation With Good Reason

Name	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$500,000	—	$297,184	—	—	—	$35,150	$832,334
Nathan R. Reese	—	—	—	—	—	—	—	—

(1)
Because we awarded a discretionary cash bonus to Mr. Mumma in March 2010, Mr. Mumma would not have been entitled to bonus compensation at December 31, 2009 pursuant to the 2009 Employment Agreement had he been terminated without cause or resigned with good reason on December 31, 2009.

Payments Due Upon Termination Due to Disability

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	—	—	$297,184	—	—	—	$35,150	$332,334
Nathan R. Reese	—	—	$57,520	—	—	—	—	$57,520

Payments Due Upon Termination Due to Death

Name	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$300,000	—	$297,184	—	—	—	—	$597,184
Nathan R. Reese	—	—	$57,520	—	—	—	—	$57,520

(1)
Because we awarded a discretionary cash bonus to Mr. Mumma in March 2010, Mr. Mumma would not have been entitled to bonus compensation at December 31, 2009 pursuant to the 2009 Employment Agreement had he been terminated due to death on December 31, 2009.

Payments Due Upon Change In Control

Name	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$500,000	—	$297,184	—	—	—	$35,150	$832,334
Nathan R. Reese	—	—	$57,520	—	—	—	—	$57,520

(1)
Because we awarded a discretionary cash bonus to Mr. Mumma in March 2010, Mr. Mumma would not have been entitled to bonus compensation at December 31, 2009 pursuant to the 2009 Employment Agreement had a change in control event occurred on December 31, 2009.

Limitation on Liability and Indemnification

Our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.  The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses.  Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors.  The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.  Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Alan L. Hainey (Chairman)
Steven G. Norcutt
Daniel K. Osborne

March 15, 2010

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Alan L. Hainey, Steven G. Norcutt and Steven M. Abreu served as a member of the Compensation Committee during 2009.  No member of the Compensation Committee was an employee of our Company during the 2009 fiscal year or an officer of our Company during any prior period.  During 2009, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Daniel K. Osborne (Chairman), Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by statement of Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.  The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Audit Committee

Daniel K. Osborne (Chairman)
Alan L. Hainey
Steven G. Norcutt
March 15, 2010

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our company for the year ended December 31, 2009 by Grant Thornton LLP and Deloitte & Touche LLP and for the year ended December 31, 2008 by Deloitte & Touche LLP were as follows:

Fee Type	2009	2008

Audit Fees(1)	$540,973	$673,550
Audit-Related Fees(2)	48,355	45,914
Tax Fees(3)	34,250	57,000
Total Fees	$623,578	$776,464
___________
(1)
Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the integrated audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports and review of management’s assessment of internal control over financial reporting.  We had services rendered for $309,750 and $231,223 in Audit Fees in 2009 from Grant Thornton LLP and Deloitte & Touche LLP, respectively.

(2)
Audit-Related Fees represent the aggregate fees billed for professional services related to the issuance of procedures, letters and related services in connection with shelf registration statements filed on Form S-3 under the Securities Act of 1933, as amended and the review of accounting matters for anticipated transactions or new accounting pronouncements and general discussions regarding the application of accounting principles.  We were billed $48,355 in Audit-Related Fees in 2009 from Deloitte & Touche LLP.

(3)
Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns and consulting services related to alternative strategies analysis.  We paid $34,250 in 2009 to Deloitte & Touche LLP.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor.  These procedures include reviewing a budget for audit and permitted non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality.  The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.  The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP and Deloitte & Touche during 2009 is compatible with maintaining each auditor’s independence from the Company as an independent registered public accounting firm.  For the year ended December 31, 2009, the Audit Committee pre-approved all services rendered by Grant Thornton LLP and Deloitte & Touche LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders.  If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and financial statement schedules (the “Annual Report”), is being furnished or mailed to stockholders along with this proxy statement, as applicable.  A copy of the Annual Report is also available online at http://www.nymtrust.com .

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family.  This delivery method, known as “householding,” will save us printing and mailing costs.  Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings.  Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock or Series A Preferred Stock in “street” name for beneficial owners of our common stock or Series A Preferred Stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding.  Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock or Series A Preferred Stock in your own name as a holder of record, householding will not apply to your shares.  Also, if you own shares of common stock or Series A Preferred Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders.  To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address.  You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York, 10017, Attention: Secretary, or contact our Secretary via telephone at (212) 792-0107.  You can also refer to our website at www.nymtrust.com.  Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Secretary
March 29, 2010
New York, New York

APPENDIX A

NEW YORK MORTGAGE TRUST, INC.

2010 STOCK INCENTIVE PLAN

A-ii

7.01.	Award	A-10
7.02.	Maximum SAR Period	A-10
7.03.	Nontransferability	A-10
7.04.	Transferable SARs	A-10
7.05.	Exercise	A-10
7.06.	Employee Status	A-11
7.07.	Settlement	A-11
7.08.	Stockholder Rights	A-11

ARTICLE VIII STOCK AWARDS		A-12

8.01.	Award	A-12
8.02.	Vesting	A-12
8.03.	Performance Objectives	A-12
8.04.	Employee Status	A-12
8.05.	Stockholder Rights	A-12

ARTICLE IX PERFORMANCE SHARE AWARDS		A-13

9.01.	Award	A-13
9.02.	Earning the Award	A-13
9.03.	Payment	A-13
9.04.	Stockholder Rights	A-13
9.05.	Nontransferability	A-13
9.06.	Transferable Performance Shares	A-13
9.07.	Employee Status	A-14

ARTICLE X INCENTIVE AWARDS		A-15

10.01.	Award	A-15
10.02.	Terms and Conditions	A-15
10.03.	Nontransferability	A-15
10.04.	Transferable Incentive Awards	A-15
10.05.	Employee Status	A-15
10.06.	Stockholder Rights	A-15

ARTICLE XI ADJUSTMENT UPON CHANGE IN COMMON STOCK		A-16

ARTICLE XII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		A-17

ARTICLE XIII GENERAL PROVISIONS		A-18

13.01.	Effect on Employment and Service	A-18
13.02.	Unfunded Plan	A-18
13.03.	Rules of Construction	A-18
13.04.	Code Section 409A	A-18

ARTICLE XIV CHANGE IN CONTROL		A-19

14.01.	Impact of Change in Control	A-19
14.02.	Assumption Upon Change in Control	A-19
14.03.	Cash-Out Upon Change in Control	A-19
14.04.	Limitation of Benefits	A-19

ARTICLE XV AMENDMENT		A-21

ARTICLE XVI DURATION OF PLAN		A-22

ARTICLE XVII EFFECTIVE DATE OF PLAN		A-23

A-iii

ARTICLE I

DEFINITIONS

1.01.	Acquiring Person

Acquiring Person means that a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

1.02.	Affiliate

Affiliate means any “subsidiary” or “parent” corporation (as such terms are defined in Section 424 of the Code) of the Company.

1.03.	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an Incentive Award or an Option or SAR granted to such Participant.

1.04.	Associate

Associate, with respect to any Person, is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  An Associate does not include the Company or a majority-owned subsidiary of the Company.

1.05.	Board

Board means the Board of Directors of the Company.

1.06.	Change in Control

“Change in Control” means (i) a Person is or becomes an Acquiring Person; (ii) a transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute a majority of the Board; or (v) a complete liquidation of the Company or a sale or liquidation by the Company of all or substantially all of the Company’s assets.

If a Change in Control constitutes a payment event with respect to any Option, SAR, Stock Award, Performance Share Award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in (1), (2), (3) or (4) above, as applicable, constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

1.07.	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.08.	Committee

Committee means the Compensation Committee of the Board.

1.09.	Common Stock

Common Stock means the common stock, par value $0.01 per share, of the Company.

1.10.	Company

Company means New York Mortgage Trust, Inc., a Maryland corporation.

1.11.	Continuing Director

Continuing Director means any member of the Board, while a member of the Board and (i) who was a member of the Board on the closing date of the Company’s initial public offering of the Common Stock or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

1.12.	Control Change Date

Control Change Date means the date on which a Change in Control occurs.  If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.13.	Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.14.	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.15.	Fair Market Value

Fair Market Value means, on any given date, the reported “closing” price of a share of Common Stock on the New York Stock Exchange.  If, on any given date, no share of Common Stock is traded on the New York Stock Exchange, then Fair Market Value shall be determined with reference to the next preceding day that the Common Stock was so traded.

1.16.	Incentive Award

Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive shares of Common Stock or a cash payment from the Company or an Affiliate.

1.17.	Initial Value

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the Fair Market Value of one share of Common Stock on the date of grant.  Except as provided in Article XI, the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise ) without the approval of shareholders.

1.18.	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.19.	Participant

Participant means an employee of the Company or an Affiliate, a non-employee member of the Board, or an individual who provides services to the Company or an Affiliate and who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Shares, a Stock Award, an Option, an SAR, an Incentive Award or a combination thereof.

1.20.	Performance Shares

Performance Shares means an award, in the amount determined by the Committee, stated with reference to a specified number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a cash payment or shares of Common Stock or a combination thereof.

1.21.	Person

“Person” means any human being, firm, corporation, partnership, or other entity.  “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act.  The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

1.22.	Plan

Plan means the New York Mortgage Trust, Inc. 2010 Stock Incentive Plan.

1.23.	Related Entity

Related Entity means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.

1.24.	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive a number of shares of Common Stock, or in the discretion of the Committee, a cash award, or a combination of shares of Common Stock and cash based on the increase in the Fair Market Value of the shares underlying the stock appreciation right during a stated period specified by the Committee.  References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.25.	Stock Award

Stock Award means shares of Common Stock awarded to a Participant under Article VIII.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders.  The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Performance Shares and Incentive Awards in accordance with the Plan and procedures that may be established by the Committee.  No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.  The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee.  The Committee shall have authority to grant Stock Awards, Performance Shares, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate.  Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an award of Performance Shares or an Incentive Award.  Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or award of Performance Shares may be settled.  In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan.  The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee.  Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive.  The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or award of Performance Shares.  All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) and any non-employee member of the Board is eligible to participate in this Plan.  In addition, any other individual who provides services to the Company or an Affiliate is eligible to participate in this Plan if the Board, in its sole discretion, determines that it is in the best interest of the Company.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01.	Common Stock Issued

Upon the award of shares of Common Stock pursuant to a Stock Award or in settlement of an award of Performance Shares, the Company may deliver to the Participant shares of Common Stock or treasury shares from its authorized but unissued Common Stock.  Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02.	Aggregate Limit

(a)           The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 1,190,000 shares.

(b)           The maximum aggregate number of shares of Common Stock that may be issued under this Plan (including the number of additional shares made available on account of the forfeiture or termination of awards granted under the Prior Plan) shall be subject to adjustment as provided in Article XI.

(c)           For purposes of applying the foregoing limits, if an SAR is exercised and settled with shares of Common Stock, the foregoing limits shall be reduced by the number of shares for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR.

5.03.	Individual Limit

The maximum number of shares of Common Stock for which awards may be granted to any Participant in any calendar year is 250,000 shares.

5.04.	Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a Corresponding SAR that is settled with shares of Common Stock, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, Performance Shares, and Stock Awards to be granted under this Plan.  If an SAR is terminated, in whole or in part, for any reason other than its exercise that is settled with shares of Common Stock or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, Performance Shares, and Stock Awards to be granted under this Plan.  If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Share award or portion thereof may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan.  If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan.

ARTICLE VI

OPTIONS

6.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards.

6.02.	Option Price

The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted.  Except as provided in Article XI, the price per share of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders.

6.03.	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

6.04.	Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.  Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant.  No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time.  The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution.  In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.  Notwithstanding the foregoing, an Option may not be transferred for consideration absent shareholder approval.

6.06.	Employee Status

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000.  An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised.  A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.  The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.08.	Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock (which, if acquired from the Company, have been held by the Participant for at least six months) or by a broker-assisted cashless exercise.  If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09.	Stockholder Rights

No Participant shall have any rights as a stockholder with respect to shares subject to his Option until the date of exercise of such Option.

6.10.	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of shares of Common Stock to the Participant.  Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such awards.  For purposes of the individual limit prescribed by Section 5.03, an Option and Corresponding SAR shall be treated as a single award.  In addition no Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02.	Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no Corresponding SAR that is related to an incentive stock option shall have a term of more than ten years from the date such related Option was granted.  The terms of any Corresponding SAR that is related to an incentive stock option may provide that it has a term that is less than such maximum period.

7.03.	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities.  Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant.  No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04.	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time.  The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution.  In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.  Notwithstanding the foregoing, an SAR may not be transferred for consideration absent shareholder approval.

7.05.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option.  An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised.  A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR.  The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06.	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07.	Settlement

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and Common Stock.  No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.08.	Stockholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

STOCK AWARDS

8.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards.

8.02.	Vesting

The Committee, on the date of the award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement.  By way of example and not of limitation, the Committee may prescribe that  Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the Company’s, an Affiliate’s or a business unit’s attainment of objectives stated with respect to performance criteria listed in Section 8.03.  If the Committee prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the criteria listed in Section 8.03, the shares of Common Stock subject to the Stock Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objectives have been achieved.

8.03.	Performance Objectives

In accordance with Section 8.02, the Committee may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to the Company’s, an Affiliate’s or a business unit’s (a) total stockholder return, (b) total stockholder return as compared to total return (on a comparable basis) of a publicly available index, (c) net income, (d) pretax earnings, (e) funds from operations, (f) earnings before interest expense, taxes, depreciation and amortization, (g) operating margin, (h) earnings per share, (i) return on equity, capital, assets or investment, (j) operating earnings, (k) working capital, (l) ratio of debt to stockholders equity and (m) revenue.  If the Committee, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of any of the above criteria, the shares of Common Stock subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objectives have been achieved.

8.04.	Employee Status

In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.05.	Stockholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.  The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX

PERFORMANCE SHARE AWARDS

9.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares covered by such awards.

9.02.	Earning the Award

The Committee, on the date of the grant of an award, shall prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Committee during a performance measurement period of at least three years from the date of the award; provided, however, that the performance measurement period shall be at least one year from the date of the award if the payment pursuant to the Performance Share award is contingent upon the attainment of objectives stated with respect to performance criteria listed in the following sentence.  The performance objectives may be stated with respect to the Company’s, an Affiliate’s or a business unit’s (a) total stockholder return, (b) total Stockholder return as compared to total return (on a comparable basis) of a publicly available index, (c) net income, (d) pretax earnings, (e) funds from operations, (f) earnings before interest expense, taxes, depreciation and amortization, (g) operating margin, (h) earnings per share, (i) return on equity, capital, assets or investment, (j) operating earnings, (k) working capital, (l) ratio of debt to stockholders equity and (m) revenue. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Committee certifies that such objectives have been achieved.

9.03.	Payment

In the discretion of the Committee, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or a combination thereof.  A fractional share of Common Stock shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

9.04.	Stockholder Rights

No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a stockholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock.  After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a stockholder as described in Section 8.05.

9.05.	Nontransferability

Except as provided in Section 9.06, Performance Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  No right or interest of a Participant in any Performance Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.06.	Transferable Performance Shares

Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Shares may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time.  The holder of Performance Shares transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Shares except by will or the laws of descent and distribution.  Notwithstanding the foregoing, Performance Shares may not be transferred for consideration absent shareholder approval.

9.07.	Employee Status

In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE X

INCENTIVE AWARDS

10.01.	Award

The Committee shall designate Participants to whom Incentive Awards are made.  All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds $2,000,000.

10.02.	Terms and Conditions

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award.  Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance objectives are satisfied during a performance period of at least one year after the grant of the Incentive Award.  The performance objectives may be stated with respect to the Company’s, an Affiliate’s or a business unit’s (a) total stockholder return, (b) total Stockholder return as compared to total return (on a comparable basis) of a publicly available index, (c) net income, (d) pretax earnings, (e) funds from operations, (f) earnings before interest expense, taxes, depreciation and amortization, (g) operating margin, (h) earnings per share, (i) return on equity, capital, assets or investment, (j) operating earnings, (k) working capital, (l) ratio of debt to stockholders equity and (m) revenue.  Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate.  The Committee, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death, disability, or retirement.

10.03.	Nontransferability

Except as provided in Section 10.04, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

10.04.	Transferable Incentive Awards

Section 10.03 to the contrary notwithstanding, if provided in an Agreement, an Incentive Award may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act as in effect from time to time.  The holder of an Incentive Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.  Notwithstanding the foregoing, an Incentive Award may not be transferred for consideration absent shareholder approval.

10.05.	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continuous service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.06.	Stockholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or any Affiliate on account of such award.

ARTICLE XI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Performance Shares and Stock Awards may be granted; the terms of outstanding Stock Awards, Options, Performance Shares, Incentive Awards, and SARs; and the per individual limitation on the number of shares of Common Stock for which Options, SARs, Performance Shares, and Stock Awards may be granted shall be adjusted as the Board shall determine to be equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its shareholders such as a stock dividend, stock split-up, extraordinary cash dividend, subdivisions or consolidations of shares that affect the number or kind of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action.  Any determination made under this Article XI by the Board shall be nondiscretionary, final and conclusive.

The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Shares and Stock Awards may be granted (including the number of additional shares made available on account of the forfeiture or termination of Prior Plan awards); the per individual limitations on the number of shares for which Options, SARs, Performance Shares and Stock Awards may be granted; or the terms of outstanding Stock Awards, Options, Performance Shares, Incentive Awards or SARs.

The Committee may make Stock Awards and may grant Options, SARs, Performance Shares, and Incentive Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XI.  Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards or Option, SAR, Performance Shares or Incentive Award grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed.  The Company shall have the right to rely on an opinion of its counsel as to such compliance.  Any stock certificate issued to evidence shares of Common Stock when a Stock Award is granted, a Performance Share is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations.  No Option or SAR shall be exercisable, no Stock Award or Performance Share shall be granted, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

13.02.	Unfunded Plan

This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan.  Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference.  The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.04.	Code Section 409A

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A.  Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award granted under this Plan or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A01(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

ARTICLE XIV

CHANGE IN CONTROL

14.01.	Impact of Change in Control.

Upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable, (ii) outstanding Stock Awards to become transferable and nonforfeitable and (iii) outstanding Performance Shares and Incentive Awards to become earned and nonforfeitable in their entirety.

14.02.	Assumption Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Performance Share award or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control.  Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Performance Share award or Incentive Award being assumed or substituted.  The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

14.03.	Cash-Out Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Stock Award and Performance Share award and Incentive Award shall be cancelled in exchange for a payment.  The payment may be  in cash, Common Shares or other securities or consideration received by shareholders in the Change in Control transaction.  The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by shareholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by shareholders for each share of Common Stock subject to a Stock Award, Performance Share award or Incentive Award or (iii) the value of the other securities or property in which the Performance Share award or Inventive Award is denominated.  If the option price or Initial Value exceeds the price per share received by shareholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 14.03 without any payment to the Participant.

14.04.	Limitation of Benefits

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999.  As provided in this Section 14.04, the Parachute Payments will be reduced pursuant to this Section 14.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount.  If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner).  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XIV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 14.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 14.04 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 14.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date.  For purposes of this Article XIV, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.  For purposes of this Section 14.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Section 14.04, the limitations and provisions of this Section 14.04 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999.  In addition, nothing in this Section 14.04 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

ARTICLE XV

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that no amendment may adversely impair the rights of Participants with respect to outstanding awards.  In addition, an amendment will be contingent on approval of the Company’s stockholders, to the extent required by law, the rules of the New York Stock Exchange or if the amendment would increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of shares of Common Stock that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

ARTICLE XVI

DURATION OF PLAN

No Stock Award, Performance Share Award, Option, SAR, or Incentive Award may be granted under this Plan after March 15, 2020.  Stock Awards, Performance Share Awards, Options, SARs, and Incentive Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XVII

EFFECTIVE DATE OF PLAN

Options, SARs, Stock Awards, Performance Shares and Incentive Awards may be granted under this Plan upon its adoption by the Board; provided that, this Plan shall not be effective unless approved by a majority of the votes cast by the Company’s stockholders, voting either in person or by proxy, at a duly held stockholders’ meeting at which a stockholder quorum is present, within twelve months after the Board’s adoption of the Plan..

PROXY

NEW YORK MORTGAGE TRUST, INC.

Annual Meeting of Stockholders
Solicited by the Board of Directors

The undersigned hereby appoints Steven R. Mumma and Nathan R. Reese and each of them as attorney-in-fact and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and hereby authorizes each of Messrs. Mumma and Reese to vote, as designated below, all of the shares of common stock or Series A Preferred Stock, as applicable, of New York Mortgage Trust, Inc. (the “Company”) held of record by the undersigned on March 16 2010, at the Annual Meeting of Stockholders to be held on May 11, 2010, at 9:00 a.m., local time, at 600 Montgomery Street, Suite 1100, San Francisco, California 94111, and any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Stockholder Meeting to Be Held on May 11, 2010. This proxy statement, our 2009 Annual Report on Form 10-K and our other proxy materials are available at: http://www.proxyvote.com .  If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (212) 792-0107.

(Continued and to be signed on the reverse side.)

A	☒	Please mark your votes as in this example

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal One, and “FOR” each of Proposals Two and Three listed below.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
			to vote for all nominees	(See instructions below)
listed below.
1.	Proposal to elect five directors for a term of one year each (“Proposal One”).	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold authority to vote for, as shown here: ●

Nominees:	○	James J. Fowler
	○	Alan L. Hainey
	○	Steven R. Mumma
	○	Steven G. Norcutt
	○	Daniel K. Osborne

		FOR	AGAINST	ABSTAIN
2.
To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010  (“Proposal Two”).
		☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To consider and act upon a proposal to approve the 2010 Stock Incentive Plan (“Proposal Three”).	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director listed in Proposal One and “FOR” each of Proposals Two and Three.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated ___________________________________, 2010
(Be sure to date Proxy)
_________________________________________
Signature and Title, if applicable
_________________________________________
Signature if held jointly

NOTE:
Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign the full corporate name by the president or other authorized officer.  If a partnership, please sign in the partnership name by an authorized person.